Exhibit 99.1

Media Contact:	Investor Relations Contact:
Evelyn Mitchell	List Underwood or Dana Nolan
(205) 264-4551	(205) 581-7890

Regions reports total revenue growth in the second quarter
driven by higher loan balances and an increase in non-interest income

BIRMINGHAM, Ala. - (BUSINESS WIRE) - July 21, 2015 - Regions Financial Corporation (NYSE:RF) today announced earnings for the second quarter of 2015. The company reported net income available to common shareholders of $269 million and earnings per diluted share of $0.20.

“This quarter's results reflect continued momentum in 2015,” said Grayson Hall, chairman, president and CEO. “We continued to grow loans, increasing 2 percent over the previous quarter, and we also grew fee revenue from sources such as capital markets, mortgage and cards. We are continuing to expand our customer base and deepen those relationships by meeting more customer needs, which is creating sustainable growth.”

During the second quarter, the advisory firm Reputation Institute and American Banker magazine released survey results showing that, among U.S. banks, Regions ranked highest in reputation with customers.

“We are focused on delivering quality financial products, services and advice in a way that benefits our customers, our communities, our associates and our shareholders,” Hall added. “By doing so, we create what we call shared value. It’s a concept that guides every aspect of our business, and we are honored to be recognized for our commitment and our approach to serving customers.”
SUMMARY OF SECOND QUARTER 2015 RESULTS:

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2015	3/31/2015	6/30/2014
Income from continuing operations (A)	$289	$236	$295
Income (loss) from discontinued operations, net of tax	(4)	(2)	1
Net income	285	234	296
Preferred dividends (B)	16	16	8
Net income available to common shareholders	$269	$218	$288
Income from continuing operations available to common shareholders (A) – (B)	$273	$220	$287

Diluted earnings per common share	$0.20	$0.16	$0.21

Second quarter 2015 results compared to second quarter 2014:

•	Ending loans totaled $80 billion, an increase of $3.6 billion or 5 percent as production increased 17 percent.

◦	Business lending balances increased 6 percent as production increased 14 percent.

◦	Consumer lending balances increased 3 percent as production increased 32 percent.

•	Average deposit balances totaled $97 billion, an increase of $4.1 billion or 4 percent; low-cost deposits increased 6 percent.

•	Net interest income was relatively stable at $820 million; net interest margin declined 8 basis points.

•	Non-interest income totaled $494 million, an increase of 5 percent on an adjusted basis(1).

•	Non-interest expenses increased 4 percent on an adjusted basis(1).

•	Credit quality improved as net charge-offs declined 31 percent, representing 0.23 percent of average loans, and non-performing loans (excluding loans held for sale) declined 16 percent.

Second quarter 2015 results compared to first quarter 2015:

•	Ending loans increased $1.9 billion or 2 percent as production increased 28 percent.

◦	Business lending balances increased 3 percent as production increased 29 percent.

◦	Consumer lending balances increased 2 percent as production increased 24 percent.

•	Average deposit balances increased 1 percent; low-cost deposits increased 2 percent.

•	Net interest income increased 1 percent; net interest margin declined 2 basis point to 3.16 percent.

•	Non-interest income increased 7 percent on an adjusted basis(1).

•	Non-interest expenses totaled $934 million or $859 million on an adjusted basis,(1) an increase of 2 percent.

•	Credit quality improved as net charge-offs declined 15 percent, and non-performing loans (excluding loans held for sale) declined 6 percent.

•	Capital and liquidity remained strong as the fully phased-in pro-forma Common Equity Tier 1 ratio(1)(2) was estimated at 11.0 percent, and the loan-to-deposit ratio was 83 percent.

SECOND QUARTER 2015 FINANCIAL RESULTS:
Selected items impacting earnings

	Quarter Ended
($ amounts in millions, except per share data)	6/30/2015	3/31/2015	6/30/2014
Pre-tax significant items:
Insurance proceeds	$90	$ -	$ -
Professional, legal and regulatory expenses	(48)	-	7
Branch consolidation, property and equipment charges	(27)	(22)	-
Loss on early extinguishment of debt	-	(43)	-
State deferred tax adjustment	-	10	-

Diluted EPS impact	0.01	(0.02)	0.00

During the second quarter the company received $90 million of insurance proceeds related to the settlement of the previously disclosed 2010 class action lawsuit. Expenses related to the case were originally accrued in the fourth quarter of 2014 and the case was subsequently settled in the second quarter of 2015. Further, in the second quarter of 2015 the company recorded a net expense of $48 million for additional contingent legal and regulatory items for previously disclosed matters. Consequently, based on current information, the company expects the estimate of reasonably possible contingent losses going forward to decrease by a significant amount.

Additionally, the company recorded a $27 million charge related to the valuation of properties identified for sale, which were originally purchased for future branch sites. Due to the current retail network strategy, the company no longer intends to build on these sites.
Total revenue

	Quarter Ended
($ amounts in millions)	6/30/2015	3/31/2015	6/30/2014	2Q15 vs. 1Q15		2Q15 vs. 2Q14
Net interest income	$820	$815	$823	$5	0.6%	$(3)	(0.4)%
Net interest income (FTE)	$839	$832	$838	$7	0.8%	$1	0.1%
Net interest margin (FTE)	3.16%	3.18%	3.24%

Non-interest income:
Service charges on deposit accounts	168	161	174	7	4.3%	(6)	(3.4)%
Card and ATM fees	90	85	84	5	5.9%	6	7.1%
Wealth management	97	98	90	(1)	(1.0)%	7	7.8%
Mortgage income	46	40	43	6	15.0%	3	7.0%
Bank-owned life insurance	18	20	23	(2)	(10.0)%	(5)	(21.7)%
Capital markets fee income and other	27	20	16	7	35.0%	11	68.8%
Commercial credit fee income	21	16	15	5	31.3%	6	40.0%
Insurance proceeds	90	—	—	90	NM	90	NM
Other	33	30	30	3	10.0%	3	10.0%
Non-interest income	590	470	475	120	25.5%	115	24.2%
Total Revenue	$1,410	$1,285	$1,298	$125	9.7%	$112	8.6%

Adjusted total revenue, taxable-equivalent basis (non-GAAP)(1)	$1,333	$1,295	$1,307	$38	2.9%	$26	2.0%

Net interest income on a fully taxable equivalent basis was $839 million, an increase of $7 million or 1 percent from the previous quarter. The increase was driven primarily by an additional day in the second quarter, loan growth and debt maturities, partially offset by the persistently low interest rate environment and lower loan spreads. The net interest margin decreased 2 basis points from the first quarter to 3.16 percent primarily related to lower asset yields somewhat mitigated by lower cash balances.

Non-interest income totaled $590 million in the second quarter, which included $90 million related to insurance proceeds. On an adjusted basis(1), non-interest income increased $31 million or 7 percent from the first quarter driven by fee income growth across multiple businesses and product types. This growth is a result of the company's investments in talent and other resources.

Mortgage income increased $6 million or 15 percent from the previous quarter, driven by an increase in production activity and improved valuations from the mortgage servicing rights and related hedge. Capital Markets income increased $7 million primarily related to the placement of permanent financing for real estate customers, an increase in broker-dealer revenue associated with corporate fixed income underwriting and the successful completion of the company's first mergers and acquisitions advisory engagement.

In addition, card and ATM fees increased $5 million or 6 percent, quarter-over-quarter as total spending and total transactions increased 7 percent and 9 percent, respectively. Service charges also increased 4 percent. Within Wealth Management income, investment services fees increased 8 percent as the company continued to expand these services by adding financial consultants.

Non-interest expense

	Quarter Ended
($ amounts in millions)	6/30/2015	3/31/2015	6/30/2014	2Q15 vs. 1Q15		2Q15 vs. 2Q14
Salaries and employee benefits	$477	$458	$443	$19	4.1%	$34	7.7%
Professional, legal and regulatory expenses	71	19	30	52	273.7%	41	136.7%
Net occupancy expense	89	91	90	(2)	(2.2)%	(1)	(1.1)%
Furniture and equipment expense	76	71	70	5	7.0%	6	8.6%
Outside services	40	31	35	9	29.0%	5	14.3%
Branch consolidation, property and equipment charges	27	22	—	5	22.7%	27	NM
Loss on early extinguishment of debt	—	43	—	(43)	NM	—	NM
Other	154	170	152	(16)	(9.4)%	2	1.3%
Total non-interest expense from continuing operations	$934	$905	$820	$29	3.2%	$114	13.9%
Total adjusted non-interest expense(1)	$859	$840	$827	$19	2.3%	$32	3.9%

Non-interest expense totaled $934 million in the second quarter, which included net $48 million for additional contingent legal and regulatory items and a $27 million charge related to the valuation of properties identified for sale. On an adjusted basis(1), total non-interest expenses increased 2 percent from the previous quarter, as the company continued to make investments in talent and technology for future revenue growth and long-term efficiencies. Annual merit increases impacted salaries and benefits along with increased incentives. Driving this increase in incentives was the impact of unusually low expenses in the first quarter and an increase in incentives tied to revenue growth in the second quarter. Outside services expense increased due to certain fees paid in connection with revenue growth and risk management activities.

Second quarter results also included declines in deposit administrative fees, credit expenses and mortgage repurchase costs. Deposit administrative fees declined due to refunds from over-payments during prior periods. Additionally, net occupancy expenses declined in part due to branch consolidations executed in prior periods.

The company reduced the adjusted efficiency ratio(1) 40 basis points to 64.5 percent and remained focused on achieving operational efficiencies.

Income taxes
The effective tax rate for the second quarter of 2015 was 30.1 percent which includes approximately $7 million of benefit related to the conclusion of state and federal tax examinations. Excluding the impact of this benefit, the effective tax rate was 31.8 percent.

Loans

	As of and for Quarter Ended
				06/30/2015		06/30/2015
($ amounts in millions)	6/30/2015	3/31/2015	6/30/2014	vs. 3/31/2015		vs. 6/30/2014
Total commercial	$43,592	$42,161	$40,744	$1,431	3.4%	$2,848	7.0%
Total investor real estate	6,928	6,921	6,973	7	0.1%	(45)	(0.6)%
Business Lending	50,520	49,082	47,717	1,438	2.9%	2,803	5.9%
Residential first mortgage	12,589	12,418	12,187	171	1.4%	402	3.3%
Home equity	10,899	10,854	11,064	45	0.4%	(165)	(1.5)%
Indirect—vehicles	3,782	3,701	3,422	81	2.2%	360	10.5%
Indirect—other consumer	383	272	199	111	40.8%	184	92.5%
Consumer credit card	992	966	945	26	2.7%	47	5.0%
Other consumer	984	950	979	34	3.6%	5	0.5%
Consumer Lending	29,629	29,161	28,796	468	1.6%	833	2.9%
Total Loans	$80,149	$78,243	$76,513	$1,906	2.4%	$3,636	4.8%

Average Loans	$79,175	$77,942	$76,390	$1,233	1.6%	$2,785	3.6%

Total loan balances were $80 billion at the end of the quarter, an increase of $1.9 billion or 2 percent from the previous quarter. Importantly, this growth occurred across most product lines as total production increased 28 percent.

The business lending portfolio totaled $51 billion at the end of the quarter, an increase of $1.4 billion or 3 percent as production increased 29 percent. Total commercial loans increased $1.4 billion or 3 percent while investor real estate loans were flat. Commercial line utilization increased 97 basis points to 46.3 percent, and commitments increased 3 percent from the previous quarter.

The consumer lending portfolio increased 2 percent from the prior quarter, reaching $30 billion at period end, and achieved growth in every category. Residential first mortgage balances increased 1 percent driven by a 26 percent increase in production. Home equity balances increased $45 million, as new production outpaced run-off for the first time in more than six years. Indirect vehicle lending continued to expand as balances increased $81 million or 2 percent from the previous quarter, and production increased 12 percent. Indirect other increased $111 million or 41 percent as the company continued to diversify its consumer loan portfolio. Additionally, credit card balances increased $26 million or 3 percent as active credit cards increased 4 percent, and the company's penetration rate of existing customers was 16.4 percent.

Deposits

	As of and for Quarter Ended
				06/30/2015		06/30/2015
($ amounts in millions)	6/30/2015	3/31/2015	6/30/2014	vs. 3/31/2015		vs. 6/30/2014
Low-cost deposits	$88,957	$89,088	$84,871	$(131)	(0.1)%	$4,086	4.8%
Time deposits	8,118	8,389	8,951	(271)	(3.2)%	(833)	(9.3)%
Total Deposits	$97,075	$97,477	$93,822	$(402)	(0.4)%	$3,253	3.5%

Average Deposits	$97,100	$95,783	$92,989	$1,317	1.4%	$4,111	4.4%

Total average deposit balances were $97 billion, an increase of $1.3 billion or 1 percent from the prior quarter. Average low-cost deposits increased $1.6 billion in the quarter and represented 92 percent of deposits at the end of the second quarter. Deposit costs remained near historical lows at 11 basis points in the second quarter while total funding costs were 25 basis points.

Asset quality

	As of and for the Quarter Ended
	6/30/2015	3/31/2015	6/30/2014
ALL/Loans, net	1.39%	1.40%	1.61%
Net loan charge-offs as a % of average loans, annualized	0.23%	0.28%	0.35%
Non-accrual loans, excluding loans held for sale/Loans, net	0.94%	1.02%	1.17%
NPAs (ex. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.13%	1.24%	1.37%
NPAs (inc. 90+ past due)/Loans, foreclosed properties and non-performing loans held for sale	1.38%	1.51%	1.69%

Regions maintained risk discipline in the second quarter resulting in stable to improving asset quality. Net charge-offs totaled $46 million, a decline of $8 million or 15 percent. This represented 0.23 percent of average loans, a decline of 5 basis points from the previous quarter. The provision for loan losses was $63 million, exceeding net charge-offs by $17 million. The increase in loan loss provision was primarily attributable to loan growth and reflects the results of the recently completed Shared National Credit exam. The resulting allowance for loan and lease losses was 1.39 percent of total loans outstanding at the end of the quarter, relatively steady with the previous quarter.

Non-performing loans (excluding loans held for sale) declined to $751 million, or 6 percent from the prior quarter. In addition, troubled debt restructured loans declined 7 percent. Total commercial and investor real estate criticized and classified loans increased 5 percent but stayed relatively flat as a percentage of loans from the prior quarter. The increase was driven by some weakening in a small number of larger-dollar commercial and industrial loans within the energy and other portfolios. Given the current phase of the credit cycle, volatility in certain credit metrics is to be expected.

Capital and liquidity

	As of and for Quarter Ended
	6/30/2015	3/31/2015	6/30/2014
Basel I Tier 1 common equity risk-based ratio (non-GAAP)(3)	N/A	N/A	11.6%
Basel III Common Equity Tier 1 ratio(2)	11.2%	11.4%	N/A
Basel III Common Equity Tier 1 ratio — Fully Phased-In Pro-Forma (non-GAAP)(1)(2)(3)	11.0%	11.2%	11.0%
Tier 1 capital ratio(2)(3)(4)	12.0%	12.2%	12.5%
Tangible common stockholders’ equity to tangible assets (non-GAAP)(1)	9.52%	9.59%	9.74%
Tangible common book value per share (non-GAAP)(1)	$8.37	$8.39	$8.04

Under the Basel III capital rules, Regions’ capital position remained strong as the Tier 1(2)(3)(4) and Common Equity Tier 1(2) ratios were estimated at 12.0 percent and 11.2 percent respectively at quarter-end under the phase-in provisions. In addition, the Common Equity Tier 1 ratio(1)(2)(3) was estimated at 11.0 percent on a fully phased-in basis.

During the second quarter, the company repurchased $172 million or 17 million shares of common stock as part of the 2015 CCAR submission that was approved by the Board. In addition, the company declared $80 million in dividends to common shareholders. During the quarter the company returned 94 percent of second quarter earnings to shareholders.

The company’s liquidity position remained solid, as the loan-to-deposit ratio at the end of the quarter was 83 percent. The company remains well positioned as it relates to the final liquidity coverage ratio rule and expects to be fully compliant by the January 2016 deadline.

(1)	Non-GAAP, refer to pages 9 and 18 of the financial supplement to this earnings release

(2)	Current quarter Basel III common equity Tier 1, and Tier 1 capital ratios are estimated.

(3)
Regions' regulatory capital measures for periods prior to the first quarter of 2015 were not revised to reflect the retrospective application of new accounting guidance related to investments in qualified affordable housing projects.

(4)
Beginning in the first quarter of 2015, Regions' regulatory capital ratios are calculated pursuant to the phase-in provisions of the Basel III capital rules. All prior period ratios were calculated pursuant to the Basel I capital rules.

About Regions Financial Corporation
Regions Financial Corporation (NYSE:RF), with $122 billion in assets, is a member of the S&P 500 Index and is one of the nation’s largest full-service providers of consumer and commercial banking, wealth management, mortgage, and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,630 banking offices and 2,000 ATMs. Additional information about Regions and its full line of products and services can be found at www.regions.com.

Forward-Looking Statements
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect Regions’ current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those described below:

•
Current and future economic and market conditions in the United States generally or in the communities we serve, including the effects of declines in property values, unemployment rates and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions.

•
Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings.

•	The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict.

•
Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity.

•
Any impairment of our goodwill or other intangibles, or any adjustment of valuation allowances on our deferred tax assets due to adverse changes in the economic environment, declining operations of the reporting unit, or other factors.

•	Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans.

•
Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses.

•	Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities.

•	Our ability to effectively compete with other financial services companies, some of whom possess greater financial resources than we do and are subject to different regulatory standards than we are.

•	Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs.

•	Our inability to develop and gain acceptance from current and prospective customers for new products and services in a timely manner could have a negative impact on our revenue.

•
Changes in laws and regulations affecting our businesses, such as the Dodd-Frank Act and other legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
Our ability to obtain no regulatory objection (as part of the comprehensive capital analysis and review ("CCAR") process or otherwise) to take certain capital actions, including paying dividends and any plans to increase common stock dividends, repurchase common stock under current or future programs, or redeem preferred stock or other regulatory capital instruments, may impact our ability to return capital to stockholders and market perceptions of us.

•
Our ability to comply with applicable capital and liquidity requirements (including the finalized Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition could be negatively impacted.

•
The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results.

•	Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business.

•	Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income.

•	Any inaccurate or incomplete information provided to us by our customers or counterparties.

•
Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act.

•	The inability of our internal disclosure controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts.

•	The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly on our businesses.

•
The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage, which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business.

•	Our inability to keep pace with technological changes could result in losing business to competitors.

•
Our ability to identify and address cyber-security risks such as data security breaches, "denial of service" attacks, "hacking" and identity theft, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information; increased costs; losses; or adverse effects to our reputation.

•	Possible downgrades in our credit ratings or outlook could increase the costs of funding from capital markets.

•
The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses.

•
The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses; result in the disclosure of and/or misuse of confidential information or proprietary information; increase our costs; negatively affect our reputation; and cause losses.

•	Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to stockholders.

•	Changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies could materially affect how we report our financial results.

•	The effects of any damage to our reputation resulting from developments related to any of the items identified above.
The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission.
The words “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no obligation to update or revise any forward-looking statements that are made from time to time.
Regions’ Investor Relations contacts are List Underwood and Dana Nolan at (205) 581-7890; Regions’ Media contact is Evelyn Mitchell at (205) 264-4551.

Use of non-GAAP financial measures
Management uses the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Net interest income on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management.

Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non-GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis.

The calculation of the fully phased-in pro-forma "Common equity Tier 1" (CET1) is based on Regions’ understanding of the Final Basel III requirements. For Regions, the Basel III framework became effective on a phased-in approach starting in 2015 with full implementation beginning in 2019. The calculation includes estimated pro-forma amounts for the ratio on a fully phased-in basis. Regions’ current understanding of the final framework includes certain assumptions, including the Company’s interpretation of the requirements, and informal feedback received through the regulatory process. Regions’ understanding of the framework is evolving and will likely change as analysis and discussions with regulators continue. Because Regions is not currently subject to the fully-phased in capital rules, this pro-forma measure is considered to be a non-GAAP financial measure, and other entities may calculate it differently from Regions’ disclosed calculation.

A company's regulatory capital is often expressed as a percentage of risk-weighted assets. Under the risk-based capital framework, a company’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to broad risk categories. The aggregated dollar amount in each category is then multiplied by the prescribed risk-weighted percentage. The resulting weighted values from each of the categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. CET1 capital is then divided by this denominator (risk-weighted assets) to determine the CET1 capital ratio. The amounts disclosed as risk-weighted assets are calculated consistent with banking regulatory requirements on a fully phased-in basis.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders.
Management and the Board of Directors utilize non-GAAP measures as follows:
•Preparation of Regions' operating budgets
•Monthly financial performance reporting

•Monthly close-out reporting of consolidated results (management only)
•Presentation to investors of company performance